   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998


                                                      REGISTRATION NO. 333-36209
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 8
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                               CLAIMSNET.COM INC.

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7374                                   75-2649230
      (State or other jurisdiction                   (Primary Standard                          (I.R.S. Employer
          of incorporation or                    Industrial Classification                    Identification No.)
             organization)                              Code Number)

                            ------------------------

                               CLAIMSNET.COM INC.

                         12801 North Central Expressway

                              Dallas, Texas 75243

                    (Address of principal place of business)

                                  BO W. LYCKE

                President and Chairman of the Board of Directors

                               Claimsnet.com inc.

                         12801 North Central Expressway

                              Dallas, Texas 75243

                                 (972) 458-1701

 (Name, address, and telephone number of principal executive offices and agent for service)

                                   COPIES TO:

            ROBERT STEVEN BROWN, ESQ.                            JAMES R. TANENBAUM, ESQ.
            GERARDO A. LAPETINA, ESQ.                         Stroock & Stroock & Lavan LLP
         Brock Silverstein McAuliffe LLC                             180 Maiden Lane
               One Citicorp Center                            New York, New York 10038-4982
               153 East 53rd Street                     (212) 806-5400 / (212) 806-6006 (Telecopy)
          New York, New York 10022-4611
    (212) 371-2000 / (212) 371-5500 (Telecopy)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. / /

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
                               SEE ATTACHED PAGE.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        PROPOSED         PROPOSED
                                                         MAXIMUM          MAXIMUM
                                                     OFFERING PRICE      AGGREGATE        AMOUNT OF
   TITLE OF EACH CLASS OF          AMOUNT TO BE            PER           OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED          UNIT (1)         PRICE (1)           FEE
Common Stock,
 par value $.001 per share...  1,840,000 shares (2)       $7.00       $12,880,000.00      3,799.60
Underwriter's Warrants.......  160,000 warrants (3)       0.001           $160.00           0.06
Common Stock, par value,
 $.001 per share, issuable
 upon exercise of the
 Underwriter's Warrants......   160,000 Shares (4)        11.55          1,848,000         545.16
    Total....................           --                 --           $14,728,160     $4,344.82 (5)


(1) Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457 under the Securities Act of 1993, as amended.


(2) Includes 240,000 shares of the Common Stock, par value $.001 per share, of the Company, which the Underwriter has the option to purchase solely to cover over-allotments, if any.



(3) To be acquired by the Underwriter.



(4) Issuable upon exercise of the Underwriter's Warrants.


(5) A filing fee of $11,430.82 was previously paid.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters' discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee...........................................  $ 5,727.00
Legal Fees and Expenses........................................  200,000.00*
Blue Sky Fees (including counsel fees).........................   35,000.00*
NASD Filing Fees...............................................    4,272.00
Listing Fees...................................................   20,000.00*
Accounting Fees and Expenses...................................   35,000.00*
Transfer Agent and Registrar Fees..............................    5,000.00*
Printing and Engraving Expenses................................   60,000.00
Miscellaneous..................................................  203,001.00
                                                                 ----------
    Total......................................................  $568,000.00*
                                                                 ----------
                                                                 ----------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

    "The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of Subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented."

    Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article VII, Section 7 of the By-laws of the Company provides as follows:

    "The corporation shall indemnify its officers, directors, employees, and agents to the extent permitted by the General Corporation Law of Delaware."

    Article 11 of the Certificate of Incorporation of the Company, as amended, permits indemnification of, and advancement of expenses to, among others, officers and directors of the Corporation. Such Article provides as follows:

    "(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the

Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in paragraph (c) of this Article 11 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    "(b) The right to indemnification conferred in paragraph (a) of this Article 11 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article 11 or otherwise.

    "(c) The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article 11 shall be contract rights. If a claim under paragraph (a) or (b) of this Article 11 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 11 or otherwise, shall be on the Corporation.

    "(d) The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    "(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

    "(f) The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

    "(g) Any repeal or modification of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

    Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for certain provisions regarding indemnification of the Company, its officers and directors, and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the numbers of shares of Common Stock sold by the Company, the number of options issued by the Company, and the principal amount of debt instruments issued by the Company since April 8, 1996 (inception), the consideration received by the Company for such shares, options and debt instruments and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. Except as otherwise indicated, no sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

    Each of such transactions was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) and/or Section 3(b) of the Securities Act. Each purchaser of the securities described below has represented that he/she/it understands that the securities acquired may not be sold or otherwise transferred absent registration under the Securities Act or the availability of an exemption from the registration requirements of the Securities Act, and each certificate evidencing the securities owned by each purchaser bears or will bear upon issuance a legend to that effect.

    All share numbers set forth below give effect to a 2.325578-for-one stock split effected on May 15, 1997 and a 2.796117-for-one-reverse stock split effected on November 18, 1998.

    From the Company's inception through December 31, 1996, the Company issued to certain stockholders, including the founders of the Company, certain other directors and officers of the Company, a total of 2,120,879 shares of Common Stock at a price of $.001 per share.

    On March 26, 1997, the Company issued to Terry A. Lee 41,586 shares of Common Stock at a price of approximately $1.89 per share.


    On May 21, 1997, the Company completed a private placement, for $2,250,000, of 45 Units, each Unit consisting of 11,552 shares of Common Stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificates evidencing the Common Stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and the sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. During the second quarter of 1998, the Company completed a private placement of 20 Units, each Unit consisting of 10,729 shares of Common Stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificates evidencing the Common Stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and the sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. During July to October 1998, the Company completed a private placement of 29.5 Units, each Unit consisting of 8,333 shares of Common Stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificate evidencing the Common Stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. Each of the offerees and investors in such private placements provided representations to the Registrant that they were each "accredited investors," as defined in Rule 501 under the Securities Act, as well as highly sophisticated investors, and (ii) many of the investors in the 1998 private placements were existing stockholders of the Registrant at the time of such transaction. Each investor in such private placements, whether a new investor or existing investor, has been afforded the right to conduct a complete due diligence review of the Registrant if they so desire, has been offered the opportunity to ask questions of, and receive answers from the Company, and to ask questions of this firm as securities counsel and the auditors of the Company. An aggregate of 17 offerees were approached by the Registrant, one of which was a U.S. institutional investor, four of which were European institutional investors, and no more than 12 were highly accredited individuals resident in the U.S.


    On July 6, 1998, the Company granted warrants to acquire an aggregate of 10,000 shares of Common Stock to Robert M. Rubin in connection with his retention as a healthcare consultant to the Company. Such warrants are exercisable for a period of four years commencing one year following this offering at a price per share equal to 110% of the initial public offering price per share in this offering.

ITEM 16. EXHIBITS

    (a) The following exhibits are filed herewith:

EXHIBIT
   NO.
----------
     1.1+   Form of Underwriting Agreement

     3.1+   Articles of Incorporation

     3.2+   Bylaws

     4.1+   Form of Representative's Warrant

     4.2+   Form of Common Stock Certificate

EXHIBIT
   NO.
----------
     5.1    Opinion of Brock Silverstein McAuliffe LLC

    10.1+   Employment Agreement, dated as of April 8, 1997 between Claimsnet.com inc. and Bo W. Lycke

    10.2+   1997 Stock Option Plan, as amended

    10.3+   Form of Indemnification Agreement

    10.4+   Agreement and Plan of Merger, dated June 2, 1997, among Claimsnet.com inc. (formerly, American NET
            Claims Inc.), ANC Holdings, Inc., Medica Systems, Inc., and the stockholders of Medica Systems Inc.

    10.5+   Promissory Note, dated July 31, 1996, from American NET Claims Inc. to American Medical Finance, Inc.,
            in the principal amount of $3,740,000

    10.6+   Security Agreement, dated July 31, 1996, between Claimsnet.com inc. and American Medical Finance, Inc.

    10.7+   Employment Agreement, dated as of September 17, 1996, between Claimsnet.com inc. and Terry A. Lee, as amended as of March 26, 1997 and April 6, 1998.

    10.8+   Service Agreement, dated August 5, 1997, between American Medical Finance, Inc. and Claimsnet.com inc.

    10.9+   Employment Agreement, dated June 2, 1997, between Claimsnet.com inc. and Randall S. Lindner

    10.10+  Form of Agreement, dated September 14, 1998, between the Company and BlueCross BlueShield of Louisiana

    10.11   Form of Non-Employee Director's Plan

    10.12+  Line of Credit with AMF in amount of $2,000,000

    10.13+  Financial Consulting Agreement.

    23.1+   Consent of King Griffin & Adamson P.C.

    23.2    Consent of Brock Silverstein McAuliffe LLC (contained in the Opinion filed as Exhibit 5.1).

    24.1+   Power of Attorney


------------------------


+   Previously filed.


ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The Registrant hereby undertakes that it will:

    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

    (c) The Registrant hereby undertakes that it will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Pre-Effective Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas on December 10, 1998.


                                Claimsnet.com inc.

                                By:                /s/ BO W. LYCKE
                                      ------------------------------------------
                                                     Bo W. Lycke
                                         Chairman of the Board of Directors,
                                        President, and Chief Executive Officer


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
       /s/ BO W. LYCKE            Directors, President, and
------------------------------    Chief Executive Officer     December 10, 1998
         Bo W. Lycke              (Principal Executive
                                  Officer)

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (Principal Financial and    December 10, 1998
        Paul W. Miller            Accounting Officer)

              *                 Executive Vice President of
------------------------------    Marketing and Technology    December 10, 1998
         Terry A. Lee             and Director

              *
------------------------------  Director                      December 10, 1998
        Ward L. Bensen

              *
------------------------------  Director                      December 10, 1998
     Robert H. Brown, Jr.

              *
------------------------------  Director                      December 10, 1998
        Sture Hedlund

              *
------------------------------  Director                      December 10, 1998
     John C. Willems, III



*By:                     /s/ BO W. LYCKE
           ------------------------------------------
                           Bo W. Lycke
                        ATTORNEY-IN-FACT